Exhibit 99.2

Interoffice Memo
Peter McCausland Executive Chairman Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

To:	All Airgas Associates

From:	Peter McCausland

Date:	November 17, 2015

Subject:	An Exciting and Transformative New Chapter for Airgas with Air Liquide

Today, we announced that we have entered into an agreement with Air Liquide, under which Air Liquide will acquire Airgas for $13.4 billion, on a fully diluted basis and including the assumption of Airgas debt, or $143 per share in cash. We expect to complete the transaction swiftly, which is subject to regulatory review, shareholder approval and customary closing conditions. A copy of the press release has been circulated to all associates via email.

Air Liquide is a world leader in gases, technologies and services for Industry and Health. Air Liquide, based in Paris, France, is present in 80 countries, has more than 50,000 employees and serves more than two million customers and patients. We have great respect and appreciation for Air Liquide’s high quality team and operations.

While we know it will take time to process this big news, I, on behalf of Mike and the rest of the Management Committee, am eager to share my excitement for this new partnership with Air Liquide and the new opportunities it presents for Airgas, our associates and our customers.

Two Complementary Businesses Become One

Combining Air Liquide and Airgas will bring together two highly complementary businesses to deliver greater value, service and innovation to customers in North America and around the world.

Airgas is the largest packaged gas business in the world’s largest market, while Air Liquide is a world leader in gases, technologies and services in the industry and health markets, with an innovative portfolio of technologies. Further, Air Liquide has a very significant network of U.S.- based production plants and pipelines serving the electronics sector and large industries along the Gulf Coast. By acquiring Airgas, Air Liquide expands its U.S. presence by leaps and bounds with the speed-to-market, customer service, and entrepreneurial energy that is core to our Airgas culture.

By combining our operations with Air Liquide, we jointly become the largest industrial gas company in North America, Europe, Middle East, Africa, and Asia-Pacific. We will now be able to provide customers with the most advanced distribution network in the U.S. Together, the combined company will offer a stronger competitive edge thanks to an upstream-downstream integration model, as well as the industry’s most innovative products and solutions. This game- changing combination will revolutionize our industry and create the largest industrial gas company in the world — we are all part of history in our own backyard.

We have always had a desire to expand our reach beyond U.S. borders, but product sourcing was a significant hurdle. Air Liquide is a global company with the networks, expertise, and technology that will bring Airgas to the next level and offer global, competitive development and opportunities to our associates. I truly believe that this is an exciting new chapter for Airgas and our associates and I hope you share in my excitement.

An Unmatched 17,000-Associate Team, an Incredible 33-Year Journey

Air Liquide has recognized what I’ve already known for decades — that our team of more than 17,000 associates is unmatched. It is our culture of entrepreneurialism, speed, and service that made us attractive and valuable as a company. It is because of you.

We have been on an incredible journey together and many of us have worked side-by-side for decades. You have been loyal and dedicated in the face of adversity and in celebration of our great triumphs.

Thank you for striving every day for all of these years to serve our customers, and for working to remain a close-knit Airgas family despite our enormous growth. Now, it’s time to join Air Liquide’s U.S. employees and more than 50,000 employees from around the world and take our new combined company to new heights.

Many of us have come to Airgas through acquisitions and acquisition integration has become a part of our culture and part of the fabric of who we are and how we’ve grown — we are about to write the next chapter of that story.

The Airgas and Air Liquide teams share the same values and commitment to safety, customer service, and sustainable business practices. Together, these shared values will help us build the new team that will boldly lead the industry into the coming decades.

Next Steps and Focusing on Business as Usual

There are still plenty of details to iron out as the leadership teams from both companies work to finalize plans and we are committed to keeping you informed throughout the process.

Until the transaction is closed and final, Air Liquide and Airgas will continue to operate as two separate companies and it remains business as usual here at Airgas. It is important that we stay focused on our business objectives and day-to-day responsibilities so that we can continue to provide the same excellent service that our customers have come to expect from us.

Your regional or business unit leadership will be in touch with you in the coming days to further discuss our new future. Our sales organization will soon receive materials that may be used in conversations with customers. Inquiring customers may also be directed to our website for additional information.

If you are contacted by the media or by investors, please email @MediaSupport or call Sarah Boxler for media (610-263-8260) or Joe Marczely for investors (610-263-8277).

This is an exciting new chapter for all of us here at Airgas. During our 33-year journey, we developed the vision of a world-class industrial gas company driven by a strong group of talented, customer-focused associates dedicated to continuous improvement and the pursuit of excellence in their daily work. You have realized that vision and more, and this announcement is a tremendous validation of your efforts.

Thank you and now join me in celebrating the future of Airgas and Air Liquide.

Cautionary Note Regarding Forward-Looking Statements

This document contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. L’Air Liquide S.A. (“Air Liquide”) and Airgas, Inc. (“Airgas”) have identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this release include without limitation statements regarding the expected timing of the completion of the transactions described in this document, Air Liquide’s operation of Airgas’ business following completion of the contemplated transactions, and statements regarding the future operation, direction and success of Airgas’ businesses. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the contemplated transactions; uncertainties as to the approval of Airgas’ stockholders required in connection with the contemplated transactions; the possibility that a competing proposal will be made; the possibility that the closing conditions to the contemplated transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption caused by the announcement of the contemplated transactions making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the contemplated transactions may affect the timing or occurrence of the contemplated transactions or result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated transactions; transactions costs; actual or contingent liabilities; and other risks and uncertainties discussed in Airgas’ filings with the U.S. Securities and Exchange Commission (the “SEC”), including the “Risk Factors” sections of Airgas’ most recent annual report on Form 10-K. You can obtain copies of Airgas’ filings with the SEC for free at the SEC’s website (www.sec.gov). Neither Air Liquide nor Airgas undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement.

Additional Information and Where to Find it

Airgas intends to file with the SEC a proxy statement in connection with the contemplated transactions. The definitive proxy statement will be sent or given to Airgas stockholders and will contain important information about the contemplated transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov.

Certain Information Concerning Participants

Airgas and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Airgas investors and security holders in connection with the contemplated transactions. Information about Airgas’ directors and executive officers is set forth in its proxy statement for its 2015 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. These documents may be obtained for free at the SEC’s website at www.sec.gov. Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the proxy statement that Airgas intends to file with the SEC.